Exhibit 99.1

New Directors Elected to Korn Ferry Board

Los Angeles, October 4, 2019 – Korn Ferry (NYSE: KFY) today announced that General (ret.) Lori Robinson and Len Lauer have been elected to serve on the firm’s Board of Directors.

“We are delighted to welcome Lori and Len as new directors,” said Gary D. Burnison, Chief Executive Officer, Korn Ferry. “They add valuable perspectives and global experiences to the Board. I look forward to working with them as we continue on our journey as the preeminent global organizational consulting firm.”

General (ret.) Robinson has almost three decades of experience with the U.S. Air Force, having most recently served as the Commander of the U.S. Northern Command and North American Aerospace Defense Command of the Department of Defense from 2016 to 2018.

Mr. Lauer is the Chairman and Chief Executive Officer of Memjet, a color printing technology company. He has been a director on the Western Digital Corporation board since 2010, and currently serves as its lead independent director. Prior to joining Memjet in January 2010, Mr. Lauer served in several executive positions at Qualcomm, Sprint, and Bell Atlantic Corp.

“Given the diverse backgrounds and impressive track records of each of our new board members, I am confident that their leadership will have a meaningful impact on Korn Ferry,” said Christina Gold, Non-Executive Chair of Korn Ferry’s Board of Directors. The Board has appointed both of the new directors to serve on the Nominating and Corporate Governance Committee and the Compensation and Personnel Committee of the Board.

General (ret.) Robinson and Mr. Lauer fill the vacancies created by the retirement of directors George Shaheen and William Floyd. “We would like to extend our sincere appreciation to George and Bill for their dedicated service, insights, and contribution to Korn Ferry,” said Ms. Gold.

About Korn Ferry

Korn Ferry is a global organizational consulting firm. We work with clients to design their organizational structures, roles, and responsibilities. We help them hire the right people and advise them on how to reward, develop, and motivate their workforce. And, we help professionals navigate and advance their careers.